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                                                                  Exhibit 99.4

                MARKEL REPORTS RECORD INCOME FROM CORE OPERATIONS

FOR IMMEDIATE RELEASE                                CONTACT:  DARRELL D. MARTIN
                                                     DIRECT LINE:  804-965-1635

         Richmond, VA, February 1, 2000 --- (NYSE - MKL) Markel Corporation announced record earnings from core operations for the year ended December 31, 1999, while net income decreased to $7.20 per diluted share from $10.17 per diluted share in 1998. The decrease in 1999 net income was primarily the result of realized investment losses. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "We wish to thank our associates for their hard work and outstanding accomplishments in 1999. Our core underwriting units produced exceptional underwriting results which exceeded their 1999 business plans, however the year presented a difficult environment for our value-oriented investment philosophy. We have completed the integration of Gryphon into our organization, and we believe the pending Terra Nova acquisition will provide additional opportunities to enhance shareholder value."

         In evaluating its operating performance, the Company focuses on core underwriting and investing results before consideration of realized investment gains or losses and amortization expenses (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company acquired Gryphon on January 15, 1999, and the Company's results reflect Gryphon's operating results since that date. Following is a comparison of 1999 and 1998 results on a per diluted share basis.


                                         Quarter Ended         Year Ended
                                          December 31,        December 31,
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------   --------


Core operations                         $ 2.29   $  2.12   $  8.17   $  8.10
Realized investment gains
      (losses)                           (1.17)     1.05      (.10)     2.37
Amortization expenses                     (.19)     (.08)     (.87)     (.30)
                                     ---------  --------  --------   -------

Net income                                 .93      3.09      7.20     10.17
Net change in unrealized
      gains                              (1.03)      .67    (14.30)     1.90
                                     ---------  --------  ---------  -------

Comprehensive income
      (loss)                            $ (.10)  $  3.76   $ (7.10)  $ 12.07
                                     ---------  --------  ---------   ------